Exhibit 6.2

MORTGAGE NOTE

$876,500	Date: July 30, 2017
State of New Jersey

1.	BORROWER’S PROMISE TO PAY

In return for a loan that it has received, Idea Lab X Products, Inc., a Nevada corporation with an address of 909 New Brunswick Avenue, Alpha, NJ 08865 (collectively the “Borrower”), does promise to pay the sum of $876,500 (Eight Hundred Seventy-Six Thousand Five Hundred Dollars) (the "Principal"), plus interest, to the order of Kevin J. Ferguson, Thomas S. Ferguson, Stuart J. Ferguson and Christopher B. Ferguson or their nominee (collectively the “Lender”). Borrower understands that the Lender may transfer this Note. The Lender or anyone who takes this Mortgage Note (“Note”) by transfer and who is entitled to receive payments under this Note is called the "Note Holder". This Note evidences a Loan from Lender to Borrower.

2.	INTEREST

Interest shall be charged until the full amount of Principal has been repaid in full at fixed rate of fourteen six (6%) per annum (the “Interest Rate”), amortized over 10 years, commencing December 1, 2017 with a balloon payment of all outstanding principal and interest due on December 1, 2020.

The interest rate required by this Section 2 is the rate Borrower shall pay before any event of default described in Section 6(B) of this Note.

Interest shall be computed on the basis of a year consisting of 360 days and paid for the actual number of days elapsed.

3.	PAYMENTS

(A)	Time and Place of Payments

Borrower shall make monthly payments commencing on January 1, 2018 for principal and interest for the period December 1, 2017 to December 31, 2017 and then on or before the first day of the month for the preceding month for each successive month until December 1, 2020 (the “Maturity Date”).

Borrower shall make all monthly payments, in immediately available funds, on or before the first day of the month at 909 New Brunswick Avenue, Alpha, NJ 08865, or at a different place if required by the Note Holder.

Idea Lab X to Ferguson

(B)	Amount of Monthly Payments

The monthly payment of $9,731 is for principal and interest as set forth in the amortization schedule attached as Exhibit A.

(C)	Balloon Payment (“Maturity”)

The Loan matures on December 1, 2020, at which time all unpaid principal and interest shall be due and payable by Borrower to Note Holder.

4.	BORROWER’S RIGHT TO PREPAY

The Borrower, at any time, may prepay the principal of the Note in whole or in part without any prepayment premium or penalty.

Any partial prepayment of principal, however, shall not affect the timing or amount of subsequent payments due under the Note. If the Borrower prepays all or any part of the Loan, in no event shall the Borrower be allowed to re-borrow any sums so prepaid.

5.	LOAN CHARGES

If a law, which applies to the loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with the Loan exceed the permitted limits, then: (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from Borrower which exceeded permitted limits will be refunded. The Note Holder may choose to make this refund by reducing the Principal owed under this Note or by making a direct payment to Borrower. If a refund reduces Principal, the reduction will be treated as a partial prepayment without assessment of any prepayment penalty.

6.	BORROWER’S FAILURE TO PAY AS REQUIRED

(A)	Late Charge for Overdue Payments

If the Note Holder has not received the full amount of any monthly payment by the end of five (5) calendar days after the date it is due, Borrower shall pay a late charge to the Note Holder. The amount of the late charge will be ten percent (10%) of the overdue payment of Principal and interest, but in no event shall said amount be less than $500.00. Borrower shall pay this late charge promptly but only once on each late payment.

Idea Lab X to Ferguson

(B)	Default

Borrower shall be in default if any of the following events occur:

a.	If Borrower does not pay the full amount of each monthly payment when it is due.

b.	If Borrower does not pay the full amount due at Maturity.

c.	If Borrower breaches any other non-monetary term of this Note or any term of the related Mortgage or Borrower fails to perform any obligation of Borrower under the Note or under the related Mortgage and such default continues for ten (10) days after written notice thereof from Lender to Borrower; provided that if such default shall reasonably require longer than ten (10) days to cure, if Borrower shall fail to commence to cure within such time and to diligently and continuously prosecute the curing of the breach to completion within thirty (30) days after such written notice from Lender to Borrower. In no event shall any such default be uncured after thirty (30) days unless approved in writing by Lender.

d.	If Borrower files, or consents by answer or otherwise to the filing against it of a petition for relief, reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction.

e.	If Borrower fails to comply with any Federal, State or Local income or other tax or requirement

f.	No waiver of any breach or any term of this Note shall be construed as a waiver of any subsequent breach of that term or any other term of the same or different nature; and there shall be no binding modification of this Guaranty except in writing executed by Lender.

(C)	Remedies Cumulative

Upon the occurrence of a default, the entire unpaid balance of Principal (including any additional loans or advances in all other sums paid by Note Holder to or on behalf of Borrower or add it to the principal hereof pursuant to the terms of this Note or any of the Loan Documents), together with all accrued interest thereon, and all other sums due and owing under this Note or under the Loan Documents shall, at the option of Note Holder, become immediately due and payable without presentment, demand or further action of any kind. Even if, at a time when Borrower is in default, the Note Holder does not require it to pay immediately in full as described above, the Note Holder will still have the right to do so at a later date (or if Borrower is in default at a later time). The Note Holder can exercise all the remedies it has under this Note or the Loan Documents separately or at the same time.

Idea Lab X to Ferguson

(D)	Default Rate of Interest

Upon a default, Note Holder may begin accruing interest on the unpaid Principal balance at a rate per annum equal to the interest rate provided for in Section 2, above, plus five percent (5%); provided, however, that no interest shall accrue hereunder in excess of the maximum rate of interest then allowed by law. Borrower agrees to pay such accrued interest on demand. The default rate of interest set forth herein is strictly a measure of liquidated damages to the Note Holder and is not meant to be construed as a penalty.

(E)	Payment of Note Holder's Costs and Expenses

If the Note Holder has required Borrower to pay immediately in full, the Note Holder will have the right to be paid back by Borrower for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees.

7.	GIVING OF NOTICES

Unless applicable law requires a different method, any notice that must be given to Borrower under this Note will be given by delivering it or by mailing it by first class mail to the address set forth for Borrower or at such other address as Borrower may provide to Note Holder pursuant to notice hereunder.

Any notice that must be given to the Note Holder under this Note will be given by mailing it by first class mail to the Note Holder at the address stated in Section 3(A) above or at such other address as Note Holder may provide to Note Holder pursuant to notice hereunder.

8.	OBLIGATIONS OF PERSONS UNDER THIS NOTE

If more than one person signs this Note, each person is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any person who is a guarantor, surety or endorser of this Note is also obligated to do these things. Any person who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights under this Note and the obligations under this Note shall be joint and several.

Idea Lab X to Ferguson

9.	SECURED NOTE

In addition to the protections given to the Note Holder under this Note, the Mortgage, and certain other documents (the “Loan Documents” or "Security Instruments"), dated the same date as this Note, protect the Note Holder from possible losses which might result if Borrower does not keep the promises it has made in this Note. The Security Instruments describe how and under what conditions Borrower may be required to make immediate payment in full of all amounts owed this Note.

10.	WAIVERS

Borrower and any other person who has obligations under this Note waive the rights of presentment and notice of dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

11.	MISCELLANEOUS

This instrument shall be governed by and construed in accordance with the laws of the State of New Jersey and the parties submit to the jurisdiction of the courts of New Jersey. The captions and headings in this Note are inserted for convenience only, and in no way describe, or limit the scope or intent of this Note or any of its provisions. The provisions of the Note are severable, which means that if any provision of this Note is held to be invalid or unenforceable in any Court which has jurisdiction over the matter, all other provisions of this Note shall remain in full force and effect in that and all other jurisdictions, and the provision held invalid or unenforceable in that jurisdiction shall nevertheless be and remain in full force and effect in all other jurisdictions and shall be liberally construed in favor of Lender.

Borrower has duly executed this Note the day and year first above written and has hereunto set Borrower’s hand and seal.

BORROWER:

WITNESS	Idea Lab X Products, Inc.

/s/ Phillip A. McFillin	/s/ Christopher B. Ferguson
Name:	By:
Title:

Idea Lab X to Ferguson